Exhibit 10.4

                      Summary of Officer Bonus Arrangements
DESCRIPTION

The officers of the Corporation and its banking subsidiary are eligible for a bonus calculated as a percentage of each officer's base salary. Executive officers of the Corporation participate in the plan on the same basis as all other participating officers. The bonus is approved by the Board of Directors and the specific percentage award is determined based upon the Corporation's return on average assets for the twelve-month period ending on November 30. If the return on assets is less than one and one quarter percent (1.25%), no cash bonuses are paid under the plan. The threshold bonus is 2% of salary, and the maximum is 20% of salary. If the Corporation were to achieve a one and one half percent (1.50%) return on average assets, officers would receive a bonus of 10% of salary.

OTHER PROVISIONS

If an officer's employment is terminated for any reason before the bonus is paid, the officer forfeits all rights to the bonus. This bonus arrangement does not give any officer the right to be retained in the employment of the Corporation and does not affect the right of the Corporation to terminate, with or without cause, any officer's employment at any time. The Corporation has the right to withhold from any compensation payable to an officer, or to cause the officer (or the executor or administrator of his or her estate or his or her distributee) to make payment of, any federal, state, local or foreign taxes required to be withheld with respect to any payment. The Board of Directors may amend, alter, suspend or discontinue the bonus arrangements as it shall at any time or from time to time determine in its sole discretion.